Exhibit 21.1

SUBSIDIAIRES OF CONSUMER CAPITAL GROUP INC.

Name	Place of Incorporation

Arki (Beijing) E-Commerce Technology Corp.	People’s Republic of China
America Pine (Beijing) Bio-Tech, Inc	People's Republic of China
America Arki (Fuxin) Network Management Co. Ltd.	People's Republic of China

VARIABLE INTEREST ENTITIES OF CONSUMER CAPITAL GROUP INC.

Name	Place of Incorporation

America Arki Network Service Beijing Co., Ltd.	People's Republic of China
America Arki (Tianjin) Capital Management Partnership	People's Republic of China
Yin Hang Financial Information Service (Shanghai) Co., Ltd	People's Republic of China